Plante & Moran, PLLC
10 South Riverside Plaza
9th floor
Plante & Moran(Logo)	Chicago, IL 60606
Tel: 312.207.1040
Fax: 312.207.1066
plantemoran.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors

National Tax Search, LLC

We have examined National Tax Search, LLC’s (the “Company”) compliance with the Securities and Exchange Commission’s (SEC) Regulation AB Servicing Criteria, set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the National Tax Search TaxQ system (the “Platform”), as of and for the year ended December 31, 2019. The Company has determined that only certain servicing criteria, 1122(d)(1)(ii), 1122(d)(1)(iv), 1122(d)(2)(ii), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(4)(xi), and 1122(d)(4)(xii), are applicable to the activities performed by it with respect to the Platform covered by this report. The Company has determined that the remaining servicing criteria set forth in Item 1122(d) of the SEC Regulation AB are not applicable to the activities performed by it with respect to the Platform covered by this report.

Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination. Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether the Company complied, in all material respects, with the specified requirements referenced above. An examination involves performing procedures to obtain evidence about whether the Company complied with the specified requirements. The nature, timing, and extent of the procedures selected depend on our judgment, including an assessment of the risks of material noncompliance, whether due to fraud or error. Our examination included a selection of a sample of transactions and compliance activities related to the Platform during the examination period and determining whether the Company processed those transactions and performed those activities in compliance with the servicing criteria. Our testing of selected transactions and compliance activities was limited to calculations, reports, and activities performed by the Company during the period covered by this report. Our procedures did not include determining whether errors may have occurred prior to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2019 for the Platform is fairly stated in all material respects.

/s/ Plante & Moran, PLLC

Chicago, Illinois

January 30, 2020

PRAXITY(Logo)

CoreLogic(Logo)	NATIONAL TAX SEARCH(Logo)	130 S. Jefferson Street Suite 300 Chicago, IL 60661

REPORT ON ASSESSMENT OF COMPLIANCE WITH APPLICABLE SECURITIES AND EXCHANGE COMMISSION’S REGULATION AB SERVICING CRITERIA

For the calendar year ending December 31, 2019, National Tax Search, LLC has been a Tax Service Vendor for Wells Fargo Bank (the “Servicer”).

National Tax Search, LLC (“NTS”) is responsible for assessing compliance as of December 31, 2019 and for the period from January 1, 2019 through December 31, 2019 (the “Reporting Period”) with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations (the “CFR”). NTS has used the servicing criteria communicated to NTS by the Servicer to assess compliance with the applicable servicing criteria. Only servicing criteria 1122(d)(l)(ii), 1122(d)(1)(iv), 1122(d)(2)(ii), 1122(d)(2)(v), 1122(d)2(vi), 1122(d)(4)(xi), and 1122(d)(4)(xii) (the “Applicable Servicing Criteria”) are applicable to the activities NTS performs with respect to the transactions covered by this report. NTS has determined that the remaining servicing criteria set forth in Item 1122(d) of the SEC Regulation AB are not applicable to the activities it performs with respect to the transactions covered by this report. The transactions covered by this report include all tax payments made on behalf of the Servicer using NTS’s TaxQ system (the “Platform Transactions”).

NTS, as a vendor, has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that NTS has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2019 and for the Reporting Period with respect to the Platform Transactions taken as a whole.

Plante & Moran, PLLC, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria as of December 31, 2019 and for the Reporting Period as set forth in this assertion.

National Tax Search, LLC, as Vendor to Servicer

/s/ Lori D. Eshoo

Lori D. Eshoo

Executive, Operations

January 30, 2020